EXHIBIT 99.1
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NEWS RELEASE
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FOR IMMEDIATE RELEASE
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                                 ACCESSITY CONTACT:  CHARLES R. HOLCOMB
                                                    (954) 752-6161 EXT. 241

                                 PACIFIC ETHANOL CONTACT:  JOHN LIVIAKIS
                                                          (415) 389-4670

                                 CORPORATE WEB ADDRESSES: WWW.ACCESSITYCORP.COM
                                                          WWW.PACIFICETHANOL.NET



   ACCESSITY CORP. TO ACQUIRE PACIFIC ETHANOL, KINERGY MARKETING AND REENERGY

        COMBINED COMPANIES SEEK TO BE THE LEADING ETHANOL PRODUCTION AND
                 MARKETING COMPANY IN THE WESTERN UNITED STATES

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CORAL SPRINGS, FL, MAY 17, 2004....ACCESSITY CORP. [NASDAQ SMALLCAP: ACTY]
announced today that it has signed a definitivE agreement to acquire Pacific Ethanol, Inc., Kinergy Marketing, LLC and Re-Energy, LLC in a stock-for-stock share exchange transaction. Pacific Ethanol and Re-Energy are in the business of developing large-scale ethanol plants in the Western United States. Kinergy Marketing is currently engaged in the business of marketing ethanol throughout the Western United States. Kinergy Marketing, LLC, Re-Energy, LLC and Pacific Ethanol, Inc. had combined unaudited revenues of approximately $35 million in 2003 and are projecting approximately $80 million for 2004 (based on Q1, 2004 unaudited revenues of nearly $20 million). Upon consummation of the share exchange, each of the acquired companies will become wholly-owned subsidiaries of Accessity Corp. and Accessity Corp. will re-incorporate in the State of Delaware and change its name to Pacific Ethanol, Inc.

Accessity Corp. will issue approximately18.8 million shares to acquire all the companies in this transaction. It is contemplated that the combined company will have approximately 22 million shares of common stock outstanding, on a fully-diluted basis, should all options and warrants be exercised following consummation of the share exchange transaction.

Pacific Ethanol was founded in 2002 by former California Secretary of State, Bill Jones. The combined companies seek to become the first California-based, vertically integrated ethanol producer and marketer. Ethyl alcohol, or ethanol, is a renewable fuel that is blended with gasoline to: fulfill clean air requirements, provide drivers with a cost effective source of octane, and reduce carbon dioxide greenhouse emissions.

Effective January 1, 2004, the State of California banned MTBE which effectively requires the use of ethanol to replace MTBE as the air quality-improving additive in gasoline mandated by federal clean air standards. New York and Connecticut have also replaced MTBE with ethanol. In total, 19 states have now banned MTBE and several additional states have legislation pending which would ban MTBE.

According to industry sources, the annual demand for ethanol in the United States has doubled over the last four years to a projected three billion gallons in 2004. The National Energy Bill pending in Congress would promulgate a continued rapid increase in ethanol use by mandating that a minimum of five billion gallons of ethanol be purchased by gasoline refiners in 2012. Pacific Ethanol expects California's ethanol demand to increase to nearly 1 billion gallons this year representing approximately one third of the current total U.S. market for ethanol. Also according to industry sources, practically all of the estimated 750 million gallons of ethanol used in California in 2003, with a wholesale value of approximately one billion dollars, was imported by rail or ship, mainly from Midwest-based producers.

Pacific Ethanol plans to commence construction in the third quarter of 2004 of a $50 million ethanol processing facility at Pacific Ethanol's existing grain handling and storage facility located near Madera, California. Pacific Ethanol acquired this 137-acre property in 2003 due to its excellent location and already constructed high volume rail spurs and automated grain handling infrastructure. The Pacific Ethanol site is the only one in California that has successfully secured all state, regional and local discretionary permits necessary to begin construction of an ethanol processing facility.

Co-Bank, a major agribusiness lender with $31 billion in assets that specializes in agriculture, energy and water infrastructure projects has delivered to Pacific Ethanol a term sheet which provides for a commitment of $25 million in secured debt financing for the ethanol production facility in Madera, CA. Pacific Ethanol is also engaged in discussions with other debt and equity financing sources to secure the remaining financing necessary to complete construction and begin ethanol production operations by mid-2005. The Madera, CA facility is expected to produce 35 million gallons of ethanol annually, and Pacific Ethanol plans to expand its ethanol production as quickly as possible in those markets with the greatest potential.

One valuable by-product of ethanol production is a high quality cattle feed called distillers wet grains, or DWG, which is not generally available in the Central California area. California's Central Valley has the country's densest population of dairy cows, approximately 1 million, of which roughly 500,000 are within 50 miles of Madera. Pacific Ethanol expects to find a ready local market for all the DWG produced at the Madera facility.

The proposed share exchange, expected to be completed as quickly as possible, is subject to satisfaction of due diligence investigations by all of the parties, approval by a majority of Accessity's shareholders and certain other additional conditions to closing including completion of audits of Pacific Ethanol, Kinergy Marketing and Re-Energy. As a further condition to the completion of the acquisitions, the current management of Accessity will resign and the current management of the acquired companies will assume management of the combined companies. The former Board of Directors of Accessity will designate one person to serve on the board of directors of Pacific Ethanol until the 2005 annual shareholders meeting.

Accessity's operating entities, primarily Sentaur (a health care services company) and the royalty stream from its former nationwide auto collision repair management program for the insurance industry (known as DriverShield), are unrelated to the ethanol business and will be transferred to Accessity's Chairman and CEO, Barry Siegel, in lieu of a cash buyout of his employment contract. Accessity's assets, including its cash balance, will remain and be used by management of Pacific Ethanol to grow the businesses of the combined companies.

Accessity CEO Barry Siegel commented, "The Pacific Ethanol management team's depth and extensive industry experience, coupled with Pacific Ethanol's excellent growth prospects in the large California market and potentially in other states, makes the proposed acquisition highly beneficial to Accessity's current shareholders. We believe Pacific Ethanol has found an effective and potentially very profitable way to address a compelling market demand."

Neil Koehler, Pacific Ethanol's Chairman and CEO, said, "We believe our ethanol products will provide our customers with an economically compelling option to comply with California requirements regarding fuel standards, and in a broader sense help reduce U.S. dependence on foreign oil." Koehler continued, "Our first facility will be located in California's Central Valley where the country's largest fuel market intersects with the country's largest cattle feed market. Producing our own fuel at this facility will add value to our existing market relationships in both the ethanol and cattle feed markets."

Koehler, who has over 20 years experience in ethanol production and marketing in the Western United States, was a co-founder and general manager of one of California's first ethanol production facilities. After selling it to a public company in 1998, he developed and later formed Kinergy Marketing, LLC. He is also Director of the California Renewable Fuels Partnership.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Accessity Corp. could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Accessity Corp. to obtain shareholder approval of the proposed share exchange agreement with the acquired companies, the ability of Accessity Corp. or any of the acquired companies to close the proposed share exchange transaction, the ability of the acquired companies to obtain audited financial statements required under the terms of the share exchange agreement and by the rules and regulations of the Securities and Exchange Commission, the ability of Accessity Corp. to obtain necessary funding to construct either or both of the proposed ethanol production facilities, the ability of Accessity Corp. to successfully generate and sell distillers wet grain in the California Central Valley, the ability of Accessity Corp. to maintain its Nasdaq SmallCap listing upon the consummation of the proposed share exchange agreement, the ability of management to successfully combine the business of the acquired companies, the projected future demand for ethanol in the Western United States and the ability of Accessity Corp. to successfully compete in the production and sale of ethanol, changes in governmental regulations and policies, unforeseen technical issues and those factors contained in the "Risk Factors" section of the Accessity Corps' Form 10-KSB for the year ended December 31, 2003. Accessity Corp. undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.